Exhibit 4.3

MILLIPORE CORPORATION

EMPLOYEES

SAVINGS PLAN

Summary Plan Description

INTRODUCTION

Savings Plus, a feature of the Millipore Corporation Employees’ Participation and Savings Plan (the “Plan”), allows you to save additional funds for retirement through payroll deductions on a tax-deferred basis.1 You choose how much of your Compensation (a term defined in the Plan) to defer; how to invest your Compensation; when to increase, or decrease, the amount you have deferred and when to change your investments.

You may contribute a percentage of your Compensation into your Savings Plus account. Millipore matches a percentage of your contributions (on a tax-deferred basis) as described below. The money in your account is invested in your choice of investment funds (see “INVESTMENT OPTIONS”). Therefore, Savings Plus has many advantages over other types of savings plans.

The money in your Savings Plus account is available to you when you retire or when you leave Millipore for any reason. You may also borrow against your Savings Plus account balance.

Millipore recommends that Participants in Savings Plus read the Participation Plan Summary Plan Description and the Retirement Plan Summary Plan in order to obtain a better understanding of the complete Millipore retirement program.

Following is a brief description of Savings Plus. Copies of the actual Plan document are available for inspection through your Benefits Administrator. Although all possible care has been taken in the preparation of this Summary Plan Description, it is not the official text of the Plan. If any conflict should arise between this material and the provisions of the Plan documents, or if any provision of the Plan is not covered or only partially covered, the terms of the actual Plan documents shall govern in all cases.

[1]	The Participation Plan and Savings Plus are combined in one legal plan document known as the Millipore Corporation Employees’ Participation and Savings Plan.

ELIGIBILITY AND ENROLLMENT

Most Millipore employees are eligible to participate in Savings Plus upon employment by the Company, except that you will not be eligible for the Company “match” on your contributions until you have completed one Year of Service. Co-op students, leased employees, seasonal employees and certain international employees on temporary assignment to Millipore in the United States, are not eligible to participate in Savings Plus. If you are eligible to participate in Savings Plus, you will receive an Enrollment Kit from T. Rowe price approximately 2-3 weeks after you begin employment. You may also enroll in Savings Plus by contacting T. Rowe Price at 1-800 922-9945 or on-line at rps.troweprice.com.

YOUR CONTRIBUTIONS

Contribution Amount

You may contribute from 1% to 35% percent of your eligible pre-tax earnings, subject to Internal Revenue Code (“Code”) regulations. The percentage that you decide to contribute (in whole percentages) will be deducted automatically from your paycheck (before taxes) each pay period and transferred to your Savings Plus account.

Code regulations impose certain limitations on the amount of money you can contribute to tax-deferred 401(k) plans such as Savings Plus. This amount changes each year. Further, if you are considered “highly compensated” 2 under Code regulations, your contributions may be limited further.

In addition effective January 1, 2006, if you have attained (or expect to attain) age 50 before the end of a Plan Year (December 31), you may be eligible to make “catch up” contributions to your Savings Plus account. This means that you may be able to contribute an additional $5,000 of your eligible earnings (subject to Code and state tax regulations) after you have deferred the maximum amount permitted under Savings Plus for the Plan Year.

MILLIPORE’S “MATCHING”CONTRIBUTIONS

To help your savings grow faster, Millipore makes matching contributions to your Savings Plus contributions after you have completed one Year of Service. Millipore will contribute:

•	25 cents for every $1.00 you contribute up to 6% of your pay, if you have been employed with Millipore for at least 1 year but less than 10 years, or

•	50 cents for every $1.00 you contribute up to 6% of your pay, if you have been employed with Millipore for 10 or more years.

[2]	Generally, you are considered “highly compensated” if you earn $90,000 or more (2002 indexed amount).

Millipore will also match any “catch up” contributions on the same basis as your regular contributions (described above), if you are otherwise eligible for the “catch up” contribution (see “Contribution Amount”). Under no circumstances will Millipore’s matching contribution exceed 6% of a Participant’s earnings deferral contributions (including any Participant “catch up” contribution).

If your earnings deferral contributions reach the deferral limits for tax-deferred plans specified by the Code before you have received the full Millipore match, Savings Plus provides for a “true-up” match. This means that Millipore will make any additional matching contributions to ensure that the Millipore match for each Participant equals 25% up to the first 6% of pay, or 50% of the first 6% of pay, depending on your Years of Service. Under no circumstances, however, will Millipore’s matching contribution exceed 6% of a Participant’s earnings deferral contributions (including any Participant “catch up” contribution).

Your contributions are not taxed while they remain in the Plan. This means that you do not pay federal and, in most cases, state taxes on your contributions until you receive the money from your Savings Plus account.

YOUR SAVINGS PLUS ACCOUNT

When you enroll in Savings Plus, an account is established for you. Your account balance is valued daily to reflect market adjustments to your contributions, Millipore’s “matching” contributions (once you have met the eligibility requirements to receive the “match”), investment gains and losses (see “INVESTMENT OPTIONS”), and any loans or withdrawals. All interest and dividends are credited or charged to your account daily. You will automatically receive quarterly statements reflecting all account activity, but you can request statements through T. Rowe Price at any time.

You are 100% vested in your Savings Plus account. This means that if you leave Millipore for any reason, you are entitled to your full account balance. If you die while employed at Millipore, your beneficiary(ies) will receive your full account balance.

INVESTMENT OPTIONS

The funds in your Savings Plus account (your contributions and any Millipore matching contributions) are invested in your choice of 13 professionally managed funds. Each of the 13 Savings Plus funds has its own objective, investment strategy, potential investment gain and degree of risk. Your investment strategy should take into account the level of risk you are willing to take and the length of time you expect the money to be invested. You may choose to invest in one or in a combination of these funds in 1% increments.

If you do not specify a choice of funds when you enroll, your entire account will be invested in T. Rowe Price Stable Value Fund.

Following are brief descriptions of the 14 Savings Plus funds. The information on specific investments is not an offer to sell, or a solicitation of an offer to buy, those securities. The return and principal value of an investment is not guaranteed and can fluctuate so that shares, when sold, may be worth more or less than their original cost. All investments are subject to certain risks. For more detailed information, you should read each fund’s prospectus, contact T. Rowe Price at 1-800-922-9945, or visit the T. Rowe Price web-site at rps.troweprice.com.

*TRP = T. Rowe Price

Stocks	Bonds	Money Market/Stable Value

TRP*Balanced Fund	PIMCO Total Return Fund	TRP* Stable Value Fund

TRP*Equity Index Trust

TRP*Growth Stock Fund

TRP*Mid-Cap Value Fund

American Europacific Growth Fund

Dodge & Cox Stock Fund

Third Avenue Real Estate Value Fund

Oppenheimer Developing Markets Fund, A

Wasatch Small Cap Growth Fund

Calamos Growth Fund, A

Royce Low-Priced Stock Fund

Millipore Stock Fund

American Europacific Growth Fund: The fund seeks long-term growth of capital by investing in strong, growing companies based chiefly in Europe and the Pacific basin, ranging from small firms to large companies. Investments outside the United States can involve special risks, such as currency fluctuations, political instability, differing securities regulations, and periods of illiquidity.

Dodge & Cox Stock Fund: The fund seeks long-term growth of principal and income. It invests primarily in a broadly diversified and carefully selected portfolio of common stocks that, in Dodge & Cox’s opinion, appear to be temporarily undervalued by the stock market, but have a favorable outlook for long-term growth. The risk of price declines may be greater for this fund than for one that emphasizes high-dividend stocks but may be less than for a fund emphasizing growth or small-cap stocks.

Millipore Stock Fund: The objective of Millipore Stock is long-term growth. It invests exclusively in Millipore Stock. Investing in a single stock is different from investing in a mutual fund. The return of Millipore Stock depends on just one company’s (Millipore’s) performance and, therefore, carries with it greater risk than investing in a diversified mutual fund.

PIMCO Total Return Fund: This fund seeks income and preservation of capital. The fund’s investment objectives allow for at least 65% of assets to be invested in a diversified portfolio of fixed income securities of varying maturities. The fund may also invest up to 10% of its assets in fixed income securities that are rated below investment grate by rated B or higher by Moody’s of

S&P. The fund may invest up to 20% of its assets in securities denominated in foreign currencies and may invest beyond this limit in U.S. dollar-denominated securities of foreign issuers.

Royce Low-Priced Stock Fund: Royce Low-Priced Stock Fund invests primarily in small-and micro-cap companies trading at less than $20 per share at the time of investment.

T.Rowe Price Balanced Fund: This fund seeks long-term growth and income. It invests approximately 60% in stocks and 40% in bonds. This fund offers a relatively conservative way to invest in stocks because they are balanced with the greater price stability and income of bonds.

T.Rowe Price Equity Index Trust: This trust seeks long-term growth. To the extent practical, it invests in the 500 stocks that make up the Standard & Poor’s 500® Index. This trust may be more volatile than a fund that can move in and out of the stock market in reaction to market conditions. [The Equity Index Trust is not a mutual fund. Investments in the trust are not deposits or obligations of, or guaranteed by, the U.S. government or its agencies or the T. Rowe Price Trust Company and are subject to investment risks, including possible loss of principal.] [S&P 500 is a trademark of The Mc-Graw Hill Companies, Inc., and has been licensed for use by T. Rowe Price Trust Company. This trust is not sponsored, endorsed, sold, or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the trust.]

Wasach Small Cap Growth Fund: The fund seeks long-term growth of capital through investments in growing small companies. The fund normally invests at least 65% of assets in equities of issuers that fund management judges to have above-average appreciation potential, based on historical and projected rates of earnings growth or on development of new products and services. The fund may also invest in preferreds and convertibles or bonds with attached warrants. It may invest up to 15% of assets in foreign securities (not including ADRs), and up to 5% in special situations, such as mergers or reorganizations.

Calamos Growth Fund, A:

Oppenheimer Developing Markets, A:

Third Avenue Real Estate Value Fund:

T.Rowe Price Mid-Cap Value Fund:

T.Rowe Price Growth Stock Fund:

T.Rowe Price Stable Value Fund:

Changing and Stopping Your Contributions

You may increase or decrease or stop your earnings deferral contribution to Savings Plus at any time. Your account will be maintained and your prior contributions will continue to be invested in the funds you selected even though you have stopped making future contributions. You may start making contributions again at any time. The earnings deferral change(s) you have made will take effect at the beginning of the next pay period following the date you make the change(s).

To change or stop your contributions contact T. Rowe Price 1-800-922-9945 from 7 a.m. to 10:00 p.m., eastern time or by following the instructions at the T.RowePrice Web site: rps.troweprice.com. TDD Services are available from 8 a.m. to 10:00 p.m. eastern time by calling 1-800-521-0325.

Changing Your Investment Selections

You may transfer funds among your existing investment selections or you may change your investment selections for future earnings deferral contributions, except that certain restrictions apply to transfers in to or out of the Millipore Stock Fund by Executive Officers subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Transfers among your existing investment selections (or in to or out of those selections) may take 2-5 days to complete after you request the transfer. As a result, the purchase (or sale) price of shares of the investment selection(s) you wish to exchange may not be the same as the closing price for that investment selection on the day you request the exchange. For example, you invest in or sell Millipore stock through Savings Plus. The closing price you see listed in the newspaper may not be the same price Savings Plus pays for the stock or receives for the stock in your account for the reason that T. Rowe Price makes all the Millipore stock trades at the same time once each day. A stock’s price can vary over the course of a day. So the price at the time of the trade may differ from the price when the market closes. Therefore, if you call to make a transfer in to or out of Millipore stock before 4:00 p.m. eastern time, your trade will be executed the next business day. Trade requests received after 4:00 p.m. will be executed the second business day. As with all exchanges, you will receive a written confirmation of any trade(s) by mail.

Investment fees and brokers’ commissions incurred in managing the funds are deducted from Savings Plus earnings.

To change your investment selections, contact T. Rowe Price 1-800-922-9945 from 8:30 a.m. to 10:00 p.m., eastern time or by following the instructions at the T.RowePrice Web site: rps.troweprice.com. TDD Services are available from 8:30 a.m. to 10:00 p.m. eastern time by calling 1-800-521-0325. You many also contact your Millipore Benefits Administrator.

LOANS

Loan Amounts and Interest Rates

You may borrow money from your Savings Plus account. However, Code regulations limit the amount you may borrow at any one time, as well as the amount you may borrow during the course of a year.

The minimum amount you may borrow is $1,000. The maximum amount you may borrow is the lesser of:

(1) the total amount in all your accounts under the Millipore Corporation Employees’ Participation and Savings Plan (except the amount in your Participation Plan Account);

(2) the greater of $10,000 or one-half of the total amount in all your accounts under the Millipore Corporation Employees’ Participation and Savings Plan (including your Participation Plan Account); and

(3) $50,000 minus the excess (if any) of (a) the highest outstanding balance of loans from the Plan during the 1-year period ending on the day before the date on which the loan was made, over (b) the outstanding balance of loans from the Plan on the date on which the loan was made.

When you apply for a loan, you will be provided information on the maximum amount available for you to borrow.

You may have two loans outstanding at a time; except that you may have only one primary residence loan outstanding (see below). The interest rate will be updated monthly based on the Prime Rate listed in the Wall Street Journal on the last business day of the prior month. The interest rate is fixed for the term of the loan.

Two types of loans are available. A General Purpose loan may be used for any reason and may be taken for up to 60 months. A primary Residence loan may only be used for the purchase of your primary residence and may be taken for up to 15 years.

Participants who take a loan from their Savings Plus account will be charged a one-time transaction fee ($50.00, which may be adjusted for years after 2002) to cover the administrative costs associated with processing the loan. The transaction fee will be assessed regardless of the size of the loan and will be deducted from your Savings Plus account in addition to the amount of the loan. No interest will be charged on the transaction fee and it is not necessary to repay the fee.

Loan Repayment

Loans (excluding the transaction fee) must be repaid, with interest, in accordance with the term of the loan, as described above. When you apply for a loan, you must establish a repayment schedule that will allow you to repay the loan within the term specified.

Loan repayments are made through payroll deductions (after-tax), with both principal and interest deposited into your own Savings Plus account. You may continue your regular Savings Plus contributions during the loan period.

You may repay your loan in full at any time by bank certified check Your loan will be secured by a security interest in one-half of the value of all of your accounts under the Millipore Corporation Employees’ Participation and Savings Plan.

If you terminate your employment with Millipore and take a distribution of your funds while you have an outstanding loan, the unpaid balance of the loan is treated as a cash lump sum distribution. You are responsible for any income taxes owed, plus a 10% penalty tax (if applicable), unless you repay the outstanding balance of the loan and roll your account into an IRA or other tax-sheltered investment vehicle over within 60 days after the distribution.

DISTRIBUTIONS

Distribution at Retirement or Termination of Employment

You or your beneficiary(ies) will receive the full value of your Savings Plus account if your employment ends for any reason, such as:

•	your retirement at age 65 or later with at least 5 years of service;

•	your early retirement, at age 55 through 64, with 10 years of service;

•	your retirement as the result of a long-term disability;

•	your termination of employment with Millipore; or

•	your death while employed by Millipore.

If you have attained age 59  1/2 you may elect to withdraw certain of your Savings Plus accounts (the “Withdrawable Amount”) whether or not you are still employed. Although the funds withdrawn will be subject to ordinary income tax, the funds will not be subject to the 10% penalty.

If you have retired or terminated employment and have not requested a distribution from your Savings Plus accounts, you must begin to withdraw these funds once you have reached age 70  1/2. If you are still employed by Millipore at age 70  1/2, you may elect to defer the distribution from your Savings Plus accounts until you terminate your employment.

Lump Sum and Deferred Distributions

If you terminate employment with Millipore and have a combined balance of more than $1,000.00 in your Plan (Participation Plan/Savings Plus) accounts, you may elect to leave your Plan balances in the Plan and defer the distribution of your Plan funds until you reach age 70 1/2. If you have a loan outstanding, however, you must repay the entire loan balance within 90 days of terminating employment or the unpaid balance of the loan will be a taxable event (and may include a 10% penalty).

If you request a distribution, the funds in your Savings Plus account will be distributed to you in a single lump sum cash payment after you terminate employment with Millipore. If you are married at the time you terminate employment, you must obtain your spouse’s written consent, witnessed by a notary, before you can receive a lump sum distribution. You may choose to have any money in the Millipore Stock Fund distributed in shares of common stock.

A Distribution Kit will be mailed to your home address automatically within two to three weeks after you terminate employment with Millipore. To request funds, you must complete and return the Request For Distribution Form to T. Rowe Price. Distribution of your Savings Plus fund will be made within 7-10 business days from the date T. Rowe Price receives your completed Distribution Form.

Income Tax Payment

Your Savings Plus distribution is considered part of your gross income and is taxable. However, you may defer income taxes by electing a direct rollover of your Savings Plus distribution to an individual retirement account (IRA) or into another 401(k) plan or qualified plan that accepts such rollover contributions. If you do not elect a direct rollover and the funds in your account are distributed directly to you, 20% of the distribution will be withheld as federal income taxes. In addition, the entire amount of the distribution will be subject to ordinary income tax if you do not rollover your funds into another qualified plan or IRA within 60 days after your termination of employment. Further, if you receive a distribution of your Savings Plus funds before you have reached age 59 1/2, you will be subject to an additional 10% tax penalty in addition to ordinary income taxes on the taxable portion of your distribution.

Spousal Consent

If you die while employed by Millipore and are survived by your spouse, the beneficiary of your account will be your spouse. According to law, the only way your surviving spouse will not be your beneficiary is if your spouse gives consent in writing (witnessed by a notary public) to your designating someone else as the beneficiary(ies). This consent form must be completed and delivered to T. Rowe Price.

Hardship Withdrawals

Savings Plus has been established to help you save for your retirement. However, in the event of a severe financial hardship you may have access to certain of your Savings Plus accounts (“Withdrawable Amount”).

A hardship withdrawal is permitted only if a loan from the plan is not available and you have no other source of funds to meet an immediate and heavy financial need. Under Savings Plus, you will be deemed to have “an immediate and heavy financial need” if you need a distribution on account of:

•	Medical expenses incurred by you, your spouse or dependents, but not covered by an insurance plan.

•	Purchase of your principal residence (not including mortgage payments).

•	Tuition and room and board for the next twelve months of college or undergraduate-level education for you (if not reimbursed by Millipore), your spouse or dependents.

The minimum hardship withdrawal amount is $500. (If you have less than $500 in your account, you will be eligible to withdraw your full account value.) However, your hardship withdrawal cannot exceed the amount of your immediate and heavy financial need.

If you make a hardship withdrawal you may not participate in Savings for 12 months following the date of withdrawal, except that for hardship withdrawals taken after January 1, 2002, the period of non participation in Savings Plus following the hardship withdrawal is 6 months.

If you make a hardship withdrawal and then re-enroll in Savings Plus for the year following the 12-month waiting period (6-month waiting period for hardship withdrawals taken after January 1, 2002), the amount you may contribute to Savings Plus for that taxable year will be less than the Savings Plus Plan maximum. (Your maximum allowable contribution will be reduced by the amount you contributed for the year in which the withdrawal was made.)

Any funds withdrawn for a hardship are subject to income taxes and, if you are under age 59  1/2, you will be subject to an additional 10% penalty for the year in which you received the funds. However, if the withdrawal is used to pay for medical expenses not covered by insurance (provided those expenses are tax-deductible), you may not be subject to the additional 10% tax penalty.

Contact T. Rowe Price to obtain the proper form for a hardship withdrawal.

Impact of Savings Plus on Other Benefits

Your pay-related benefits are calculated based on your eligible Compensation, and are not affected by your participation in Savings Plus. Example: Assume your eligible Compensation is $40,000 and you make a 6% contribution, or $2,400, into your Savings Plus account. Your taxable earnings are $37,600. If you elected life insurance coverage equal to 2 times of taxable eligible earnings, the coverage would be based on 2 times of $40,000 — not $37,600. Other benefits, such as MIP and disability, are also based on your unreduced eligible earnings.

Social Security

Participating in Savings Plus does not affect your FICA (Social Security) deductions. You continue to pay Social Security taxes on your gross pay before your earnings deferral contribution to Savings Plus is deducted.

Plan Expenses

Millipore pays for most expenses incurred in administering Savings Plus. Investment fees and brokers’ commissions incurred in managing the funds are deducted from Savings Plus earnings.

State and Local Taxes

Currently, Pennsylvania, as well as certain selected municipalities, do not allow state and local taxes to be deferred on Savings Plus deposits. To find out about state tax restrictions, talk to your payroll department.

PLAN AMENDMENT AND TERMINATION

Millipore expects and intends to continue the Millipore Corporation Employees’ Participation and Savings Plan (the “Plan”) indefinitely, but reserves the right to terminate or amend the Plan if it regards that action appropriate. If the Plan is terminated, there will be no effect on any benefits that have already accrued to your Plan accounts (Participation and/or Savings Plus).

ERISA AND FEDERAL TAX ASPECTS OF THE PLAN

The Millipore Participation and Savings Plan is an employee benefit plan generally subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Among other things, this means that the Plan must comply with the requirements of ERISA regarding reports to federal government agencies, disclosures to participants, minimum participation and vesting standards and fiduciary responsibilities.

STATEMENT OF ERISA RIGHTS

As a Participant in the Millipore Employees Participation and Savings Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan Participants shall be entitled to:

(a) examine, without charge, at your Benefits Administrator’s office and other locations, all Plan documents and copies of the documents filed by the Plan Administrator with the U.S. Department of Labor, such as detailed annual reports and Plan description;

(b) obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for the copies;

(c) receive a summary of the Plan’s annual financial report. The Plan Administrator is required by law to furnish each Participant with a copy of this summary financial report;

(d) obtain a statement telling a Participant (1) the amounts credited to your accounts under the Plan and (2) the total amount you would receive if your employment terminated as of the date of the statement. This statement must be requested in writing and is not required to be given more than once a year. The Plan Administrator must provide the statement free of charge.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries,” have a duty to do so prudently and in the interest of all of the Participants and beneficiaries. No one, including Millipore or any other person, may fire or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Administrator review and reconsider your claim.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim of benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that Plan fiduciaries misused the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or may file suit in a federal court.

The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees; for example, if it finds your claim is frivolous.

If you have any questions about the Plan, you should contact your Benefits Administrator. If you have any questions about this statement or about your rights under ERISA, contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

FEDERAL TAX ASPECTS OF THE PLAN

It is Millipore’s intention that the Plan and the Trust Agreement be operated as a qualified profit-sharing plan under applicable sections of Section 401 of the Internal Revenue Code of 1986, as amended. Millipore has received a favorable determination letter from the Internal Revenue Service that the Plan as well as amendments to the Plan conform to Section 401 of the Code. Millipore believes that all of its contributions to the Plan will be deductible by Millipore for federal income tax purposes.

A Participant is not subject to federal income tax on Millipore contributions made to his or her account in either the Participation Plan or Savings Plus until the Participant receives those contributions in a distribution from the Plan. A Participant is not subject to federal income tax on interest, earnings or gains credited to the Participant’s Plan accounts until the sums are distributed to the Participant. A Participant can not deduct any losses charged against his or her accounts in the Plan. A Participant who makes a withdrawal from the Plan may be subject to federal income tax at ordinary income rates and may also be subject to a tax penalty on amounts withdrawn.

The amounts contributed by a Participant under Savings Plus through payroll deduction (up to the deferral limitation provided under the Code) are not subject to federal income tax and, generally, will not be included in the gross income of the Participant until such amounts are distributed to the Participant by the Plan. Participating in Savings Plus does not affect your FICA (Social Security)

deductions. You continue to pay Social Security taxes on your gross pay before your earnings deferral contribution to Savings Plus is deducted.

In order to assure that the Plan continues to comply with the requirements of Sections 401(a) and 401(k) of the Code it may be necessary for Millipore to reduce the amount which a Participant may contribute on a tax deferred basis to Savings Plus. In the event that Participant contributions will exceed earnings deferral limitations imposed by the Code, Participant contributions will be reduced or will cease.

It is possible, under certain circumstances, for a Participant or a beneficiary to defer payment of federal income taxes on all or a portion of certain distributions from the Plan by “rolling over” such distributions in whole or in part to an individual retirement account or to another qualified plan within 60 days after a Plan distribution.

The above explanation is a brief summary of the provisions of federal income tax law as it applies to a Participant in the Plan. However, the foregoing discussion does not deal with state or local income tax provisions. THE FOREGOING DISCUSSION OF FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. PERSONS CONTEMPLATING PARTICIPATION IN THE PLAN ARE URGED TO CONSULT THEIR TAX ADVISOR WITH SPECIFIC REFERENCE TO THEIR OWN TAX SITUATION BEFORE DECIDING TO MAKE CONTRIBUTIONS TO THE PLAN.

OTHER INFORMATION

Plan Sponsor and	Millipore Corporation

Plan Administrator	290 Concord Road

Billerica, MA 01821

Employer Identification	04-2170233

Number of Plan Sponsor

Plan Number	001

Type of Plan	The Participation and Savings Plan is a defined contribution plan intended to be qualified under section 401(a) of the Internal Revenue Code. Savings Plus contributions are made under the Plan pursuant to a “cash-or-deferred arrangement” under Section 401(k) of the Code.

Plan Year	The Plan Year is the calendar year.

Legal Process	The agent for service of legal process is:

Millipore Corporation
290 Concord Road
Billerica, MA 01821
Attention: Plan Administrator of the Millipore Participation Plan

Process may also be served on the Trustees
Trustees	The Trustees of the Trust are Kathleen Allen, Geoffrey E. Helliwell, Geoffrey Nunes, Jeffrey Rudin and Kathleen Stearns, 290 Concord Road, Billerica, Massachusetts 01821.
PBGC Insurance	Benefits under the Millipore Corporation Participation and Savings Plan are not insured under the provisions of Title IV of ERISA because the Plan is a defined contribution plan and is exempt from such insurance provisions.